Exhibit 10.1

EXECUTION VERSION

January 12, 2026

Michael Erickson

Re:	Appointment as President and Chief Executive Officer

Dear Mike:

This letter agreement (this “Letter Agreement”) sets forth the terms of your appointment to the role of President and Chief Executive Officer of IDEXX Laboratories, Inc., a Delaware corporation (“IDEXX” or the “Company”), effective as of May 12, 2026 (the “Effective Date”). In the event that your employment terminates prior to the Effective Date, this Letter Agreement will be null and void ab initio.

1.            Position and Duties. On the Effective Date, you will assume the position of President and Chief Executive Officer and your service as Executive Vice President of IDEXX and General Manager of IDEXX’s Global Point of Care Diagnostics and Telemedicine will cease. In your role as President and Chief Executive Officer, you will report solely and directly to the Board of Directors of the Company (the “Board”) and will have the duties and responsibilities that are determined by the Board from time to time and are customarily associated with the role of Chief Executive Officer. You will be appointed to serve on the Board effective as of the Effective Date and will thereafter be nominated for reelection to the Board during the Employment Period (as defined below). If your employment as President and Chief Executive Officer is terminated for any reason, you will be deemed to have resigned from your membership on the Board and the boards of any Company subsidiaries, as well as any officer positions with such entities, and you agree to execute any documentation reasonably requested by the Company to reflect such resignation.

2.            Employment Period. The term of your employment as President and Chief Executive Officer hereunder will commence on the Effective Date and will continue until the date it is terminated by you or the Company for any reason (such period, the “Employment Period”).

3.            Dedicated Time; Outside Activities. During the Employment Period, you agree to devote substantially all of your business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, you may (a) serve any civic, charitable, educational or professional organization and (b) serve on the board of directors of up to one for-profit business enterprise (other than the Company), provided, in each case, that, to the extent such service commences after the Effective Date, it is approved in advance by the Lead Director of the Board or Non-Executive Chair of the Board, as applicable, and the Chair of the Governance and Corporate Responsibility Committee of the Board in his or her discretion. In addition, you may manage your personal investments. Board service and investment management activities described in this Section 3 may in no event (x) violate the terms of this Letter Agreement or the Restrictive Covenant Agreement (as defined below) or (y) interfere with your duties and responsibilities to the Company. For the avoidance of doubt, any such positions you hold as of the Effective Date may continue without additional approval.

4.            Work Location. Your principal place of employment will continue to be the Company’s headquarters in Westbrook, Maine.

5.            Annual Base Salary. As of the Effective Date, your annual base salary rate will increase to $1,000,000 (“Annual Base Salary”). The Company will pay your Annual Base Salary in accordance with its normal payroll practices and procedures as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed in the first quarter of the 2025 calendar year and thereafter at least annually, with the first review to occur no later than the first quarter of the calendar year immediately following the Effective Date. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to you under this Letter Agreement. The Annual Base Salary will not be reduced after any such increase and, except as otherwise specified herein, the term the Annual Base Salary as utilized in this Agreement refers to the Annual Base Salary as so increased.

6.            Annual Bonus. In addition to Annual Base Salary, for each calendar year ending during the Employment Period, you will be eligible to receive an annual cash incentive bonus with a target value equal to 120% of the annual base salary actually paid with respect to the applicable fiscal year (the “Annual Bonus”). Subject to your continued employment through the payment date (which shall be no later than March 15 of the year following the year in which such bonus is earned), the actual amount of the Annual Bonus payable to you will be determined by the Compensation and Talent Committee of the Board (the “Committee”) based on satisfaction of specified performance goals established by the Committee. The Annual Bonus will be subject to other such terms as determined by the Committee in its discretion.

7.            Equity Compensation. It is expected that, prior to the Effective Date, you will have received an annual long-term incentive award with respect to the Company’s fiscal year 2026 with a target grant date value of not less than $7.8 million, granted in the form of stock options (50%) and performance restricted stock units (50%) under the Company’s 2018 Stock Incentive Plan (as amended or amended and restated from time to time, the “Incentive Plan”). With respect to each fiscal year of the Company that commences during the Employment Period beginning with fiscal year 2027, you will be eligible to receive an annual long-term incentive award under the Incentive Plan with a grant date value and terms and conditions as determined by the Committee. For the avoidance of doubt, the terms and conditions of your annual long-term incentive awards will be determined by the Committee.

8.            Health & Welfare Benefits. During the Employment Period, you and your eligible dependents will be entitled to participate in the Company’s employee health and welfare benefit plans, as may be in effect from time to time, on terms that are no less favorable than those applicable to other executive officers of the Company.

9.            Other Benefits and Policies. During the Employment Period, you will be entitled to paid time off and reimbursement for all reasonable expenses incurred by you in connection with execution of your duties, in each case, in accordance with the policies, practices and procedures of the Company in effect from time to time.

10.          Termination of Employment.

a.            Termination Generally. You or the Company may terminate your employment for any reason or no reason at any time. Upon any termination of your employment, you will be entitled to (i) any accrued but unpaid base salary and (ii) any other amounts or benefits to which you are entitled under the terms of any plan, program, policy, practice or contract of the Company through the date of your termination of employment including any accrued and unpaid paid time off paid out at the per-business-day Annual Base Salary rate (collectively, the “Accrued Benefits”).

b.            Involuntary Termination. In the event that the Company terminates your employment for any reason other than Cause (as defined below) or other than under the terms of the Change in Control Agreement (as defined below) (such termination, an “Involuntary Termination”), you will be entitled to receive the following benefits: (i) salary continuation for two (2) years following such Involuntary Termination (the “Severance Period”); (ii) a lump-sum payment of the employer portion of the cost of continued health benefits for you and covered dependents with respect to the Severance Period and (iii) except as otherwise provided in the applicable award agreements, continued vesting of equity incentive awards that would have otherwise vested during the Severance Period had you remained employed (clauses (i), (ii) and (iii), collectively, “Severance Benefits”). In addition, any stock options held by you that were vested immediately prior to an Involuntary Termination will remain exercisable for (i) 90 days following such Involuntary Termination or (ii) if you are eligible for Retirement (as defined in the applicable award agreement), twenty-four (24) months following such Involuntary Termination (or a longer exercise period if provided under the applicable award agreement). Any stock options that vest during the Severance Period will remain exercisable for ninety (90) days following the Severance Period (or a longer exercise period if provided under the applicable award agreement).

c.            Severance Conditions. Payment of Severance Benefits will be subject to your (i) execution and non-revocation of a general release of claims in favor of the Company, substantially in the form attached hereto as Exhibit A (the “Release”), and (ii) continued compliance with the terms of the Restrictive Covenant Agreement (as defined below) (clauses (i) and (ii) together, the “Severance Conditions”). Severance Benefits will be paid on the 60th day following an Involuntary Termination, provided that you have satisfied the Severance Conditions.

d.            Resignation; Termination for Cause. In the event that you resign from your position as President and Chief Executive Officer (other than a resignation for Good Reason pursuant to the Change in Control Agreement) or the Company terminates your employment for Cause after a resolution is duly adopted by the affirmative majority vote of the Board (after a Notice of Termination (as defined below) is provided to you and you are given an opportunity, together with counsel, to be heard before the Board (the “Hearing”)), finding that there is Cause (as defined below) to terminate your employment, you will not be entitled to any further payments or benefits from the Company following the date of your termination of employment, other than the Accrued Benefits. The Hearing must be held on not less than 15 days’ prior written notice to you stating the Board’s intention to terminate you for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitute(s) Cause for termination, and the Board may, in its sole discretion, elect to place you on an unpaid leave of absence during such notice period prior to the Hearing. For purposes of this Letter Agreement, “Cause” means any of the following: (i) your having engaged in willful misconduct or gross negligence in the performance of any of your duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after you receive from the Board written notice of such willful misconduct or gross negligence; (ii) your willful failure or refusal to perform reasonably assigned directives of the Board (other than any such failure resulting from incapacity due to physical or mental illness) or to cooperate with an internal investigation being conducted by or at the direction of the Board which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after you receive from the Board, written notice of such failure or refusal; (iii) your indictment for, conviction of, or plea of guilty or nolo contendere by you to, (x) any felony or (y) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, in any case, whether under the laws of the United States or any states thereof or any foreign law to which you may be subject; (iv) your willful or continued failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business, financial condition or reputation of the Company, as determined by the Board in its reasonable discretion, that in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after you receive from the Board written notice of such failure; or (v) your abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on the business, financial condition or reputation of the Company, as determined by the Board in its reasonable discretion. For purposes of this provision, no act or failure to act, on your part, will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. For purposes of this provision, a “Notice of Termination” means a written notice which (A) indicates the specific termination provision in this Agreement relied upon, (B) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (C) specifies the termination date (which date will be not more than thirty days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstances in enforcing the Company’s rights hereunder.

e.            Change in Control. Concurrently with the signing of this Letter Agreement, you and the Company are entering into an amendment and restatement of the Change in Control Agreement by and between you and the Company, which will be effective as of the Effective Date, subject to your continued employment through the Effective Date (the “Change in Control Agreement”). In the event that your employment is terminated in circumstances that entitle you to receive severance compensation pursuant to the Change in Control Agreement, the terms of the Change in Control Agreement will control, and you will not be entitled to any Severance Benefits under this Section 10. In addition, for the avoidance of doubt, during the Change in Control Period (as defined in the Change in Control Agreement), the Change in Control Agreement will govern the terms of your employment with the Company and will control in the event of a conflict between the Change in Control Agreement and this Letter Agreement.

11.            Restrictive Covenants. You acknowledge and agree that your Confidential Information, Work Product, and Restrictive Covenant Agreement, by and between you and the Company, dated as of March 4, 2022 (the “Restrictive Covenant Agreement”), remains in full force and effect. In addition, from and after the Effective Date, including at all times after the Employment Period, (i) you agree not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company or any of its affiliates or subsidiaries or their respective employees, officers, directors or stockholders, and (ii) the Company will direct its officers, directors, and other authorized representatives not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of you.

12.            At-Will Employment. You acknowledge and agree that your employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. You understand and agree that neither your job performance nor commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with the Company. You further acknowledge and agree that the Company may modify job titles, salaries and benefits from time to time as it deems necessary. However, as described in this Letter Agreement and the Change in Control Agreement, you may receive severance benefits depending on the circumstances of the termination of your employment with the Company.

13.            Miscellaneous.

a.            Entire Agreement. This Letter Agreement, together with the Restrictive Covenant Agreement and the Change in Control Agreement, contain the entire agreement between you and the Company with respect to your service as President and Chief Executive Officer and supersede any and all prior understandings or agreements, whether written or oral, with respect to such service.

b.            Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without reference to principles of conflicts of law.

c.            Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by e-mail, read receipt requested, addressed as follows (or such other addresses as specified by the parties by like notice):

If to you:	at the address and e-mail on file in the Company’s records.

If to the Company:	IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, ME 04092
Attention: General Counsel
E-mail: GeneralCounsel@idexx.com

 Notice and communications will be effective when actually received by the addressee.

d.            Amendments. No provision of this Letter Agreement may be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

e.            Successors. This Letter Agreement is personal to you and without the prior written consent of the Company will not be assignable by you otherwise than by will or the laws of descent and distribution. This Letter Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Letter Agreement, “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Letter Agreement by operation of law, or otherwise.

f.            Invalidity. The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement.

g.            Section Headings; Construction. The section headings used in this Letter Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation hereof.

h.            Tax Withholding. The Company and its affiliates may withhold from any amounts payable under this Letter Agreement such federal, state, local or foreign taxes as they believe to be required to be withheld pursuant to any applicable law or regulation.

i.            Section 409A. It is intended that payments and benefits made or provided under this Letter Agreement will not result in penalty taxes or accelerated taxation pursuant to Section 409A. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A will be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Letter Agreement will be treated as a separate payment of compensation.

j.            Counterparts. This Letter Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter Agreement, which is enclosed for your convenience.

Very truly yours,

IDEXX Laboratories, Inc.

By:	/s/ Sharon E. Underberg
	Name:	Sharon E. Underberg
	Title:	Executive Vice President, General Counsel and Corporate Secretary

ACKNOWLEDGED AND AGREED:

/s/ Michael Erickson
Michael Erickson

[Signature Page to Chief Executive Officer Letter Agreement]

Exhibit A

General Release of Claims

In consideration of the severance benefits provided by IDEXX to you, as set forth in the attached Letter Agreement (the “Agreement”), and by signing this general release of claims agreement (this “Release Agreement”), you agree as follows:

1.            Release. In consideration of the payments and benefits to be made under the Agreement, by signing this Release Agreement, you and your heirs and assigns hereby fully, forever, irrevocably and unconditionally release and discharge IDEXX Laboratories, Inc., its subsidiaries and affiliates, and all of their respective former and current officers, directors, owners, stockholders, affiliates, agents, employees, and attorneys (collectively the “Released Parties”) from, and waive, any and all claims, charges, or actions of any kind which you have ever had or now have through the Release Effective Date (as defined below), whether known or unknown, against any or all of the Released Parties, arising out of or relating to your employment or termination from employment, including but not limited to claims under the Agreement, claims under any severance plan maintained by IDEXX, claims for discrimination based on race, sex, disability, national origin, age, religion, color, ancestry, marital or family status, pregnancy, sexual orientation, and any other legally protected attribute or status, and including without limitation claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Maine Human Rights Act, including in all cases any amendments and their respective implementing regulations, and any other applicable federal, state or local law (statutory, regulatory, or otherwise) that may be legally waived and released, including but not limited to, laws pertaining to wrongful discharge claims, defamation claims, retaliation claims, unpaid wage claims, or other statutory or common law or contract claims; provided that identification of specific statutes in this paragraph 1 is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this Release Agreement in any manner. You acknowledge that this release releases the Released Parties in both their corporate and their individual capacities.

Without limiting the above, this Release Agreement also constitutes a release of any claims you may have, as of the Release Effective Date, against the Released Parties, pursuant to the Age Discrimination in Employment Act, as amended (which is the federal statute which makes it illegal for an employer to discharge or otherwise discriminate against an employee because of the employee’s age), including any possible claims relating to termination of your employment.

It is the specific intent and purpose of this Release Agreement to release and discharge any and all claims and causes of action of any kind or nature whatsoever as aforesaid to the full extent such release is allowed by law, from the beginning of time until the present day, whether such claims and causes of action are known or unknown and whether specifically mentioned or not. You acknowledge that you are aware that statutes exist that render null and void releases and discharges of claims and causes of actions that are unknown to the releasing or discharging party at the time of execution of the release and discharge. You hereby expressly waive, surrender and agree to forego any protection to which you would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction, including, but not limited to, the State of Maine.

You agree not only to release and discharge the Released Parties from any and all claims against the Released Parties that you could make on your own behalf, but also those which may have been or may be made by any other person or organization on your behalf.

You specifically waive any right to become, and promise not to become, a party to any case or proceeding or a member of any class in a case or proceeding in which any claim or claims are asserted against the Released Parties involving any event which has occurred as the date of your termination of employment. If you are asserted to be a member of a class in a case or proceeding against the Released Parties involving any events occurring prior to or as of the Release Effective Date, you shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. You agree that this Release Agreement is, will constitute and may be pleaded as a bar to any such case or proceeding.

2.            Exceptions to the Release. Notwithstanding the release set forth above in paragraph 1, this Release Agreement is not a waiver by you of (1) any right or claim that may arise after the date this Release Agreement is executed by you, (2) any right or claim to unemployment compensation, (3) any vested retirement and profit sharing benefits for which you are eligible in accordance with the terms of the respective employee benefit plans, (4) any rights to cooperate with or participate in any claim of unlawful employment discrimination before a state or federal fair employment practices agency, although this Release Agreement precludes you from recovering any monetary benefits in any such proceedings, (5) any rights afforded under Section 21F of the Securities Exchange Act (commonly referred to as the whistleblower rules), or (6) any rights under this Release Agreement or that may not be released by law. This is also not a waiver of any claim you may have for workers’ compensation benefits although you have represented to IDEXX that you do not know of any such claims and that you do not believe that you have any workplace injury relating to your employment with IDEXX for which a “First Report of Injury” has not already been filed.

3.            No Admissions. Nothing contained herein shall be construed as an admission by IDEXX of any liability or unlawful conduct whatsoever. You agree and understand that the severance payments and benefits provided pursuant to the Agreement are provided solely in consideration of your execution of this Release Agreement, and that the payments and benefits are sufficient consideration for the Release Agreement.

4.            Knowing Consent to Release. By signing below, you understand and agree that:

a)            You have the option to take a full twenty-one (21) days from [●], the date the Release Agreement was provided to you by IDEXX, within which to consider this Release Agreement before executing it. If you sign this Release Agreement sooner than twenty-one (21) days from when it was provided to you, you do so with the understanding that you could have taken the entire twenty-one (21)-day period to review this Release Agreement.

b)            You have carefully read and fully understand all of the provisions of this Release Agreement.

c)            You are, through this Release Agreement, releasing the Released Parties from any and all claims you may have against the Released Parties.

d)            You knowingly and voluntarily agree to all of the terms set forth in this Release Agreement.

e)            You knowingly and voluntarily intend to be legally bound by the same.

f)            You have been advised in writing to consider the terms of this Release Agreement and consult with an attorney of your choice prior to executing this Release Agreement.

g)            You acknowledge that the consideration set forth in the Agreement is above and beyond anything you might otherwise be entitled to receive.

h)            You have a full seven (7) days after executing this Release Agreement to revoke this Release Agreement by delivering written notice of revocation to the Company’s Chief Human Resources Officer and are hereby advised in writing that this Release Agreement shall not become effective or enforceable until the revocation period has expired. If the Release Agreement is not revoked, it shall become effective and irrevocable on the day next following the day on which the foregoing revocation period has expired (the “Release Effective Date”). In case of revocation, the obligations of each party to this Release Agreement shall become null and void.

5.            Choice of Law. This Release Agreement shall be governed by and construed in accordance with the laws of the State of Maine. You agree and consent to submit to personal jurisdiction in the State of Maine in any state or federal court of competent subject matter jurisdiction situated in Cumberland County, Maine. You further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Release Agreement.

6.            Miscellaneous.

a)            No delay or omission by IDEXX in exercising any right under this Release Agreement shall operate as a waiver of that or any other right. A waiver or consent given by IDEXX on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b)            The captions of the sections of this Release Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Release Agreement.

c)            In case any provision of this Release Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

d)            Nothing in this Release Agreement precludes you from providing truthful testimony when lawfully subpoenaed or otherwise required to do so by law.

e)            By signing this Release Agreement, you hereby represent that to the best of your knowledge you did not commit any act, or fail to commit any act, or do anything else while employed by IDEXX that was a breach of your duty of loyalty (including but not limited to taking any property that belongs to IDEXX or its customers) or that might result in liability to IDEXX.

f)            This Release Agreement may not be altered, amended or modified except in writing signed by both IDEXX and you.

g)            If any provision of this Release Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release Agreement, as the case may require, and this Release Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release Agreement modify this Release Agreement so that, once modified, this Release Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

7.            Complete Agreement. This Release Agreement and the Agreement (and all exhibits thereto) constitute the complete understanding between you and IDEXX with respect to your separation from employment, and this Release Agreement supersedes all prior representations, agreements, and understandings, both written and oral, between you and IDEXX with respect to the subject matters hereof.

8.            Counterparts. This Release Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered in .pdf format shall be deemed effective for all purposes.

[Signature Page Follows]

Please sign and return a complete copy of this Release Agreement to the Company’s Chief Human Resources Officer, indicating your agreement to all of the terms of the Release Agreement. This Release Agreement shall expire if not signed by you and returned to the Company’s Chief Human Resources Officer by no later than the close of business on [●].

IDEXX LABORATORIES, INC.

By:	Date:
Title:

You have been advised that at least twenty-one (21) calendar days will be provided for the review of this Release Agreement, and to consult with an attorney prior to the execution of this Release Agreement.

You represent and agree that you have carefully read and fully understand all of the provisions of this Release Agreement and that you have voluntarily entered into this Release Agreement.

ACCEPTED AND AGREED TO:

By:	Date:

(Signature Page to Release of Claims)